Exhibit 10.02

Mr. Sebastian Giordano	July 19, 2013

149 Schweitzer Lane

Bardonia, NY 10954

Dear Sebastian,

Contingent on the approval by majority vote and/or resolution by the WPCS International Incorporated (WPCS) Board of Directors, as Chairman of the Executive Committee, I am pleased to offer you the part-time role of Interim Chief Executive Officer for WPCS effective August 1, 2013. If accepted, you will serve in this role until a permanent Chief Executive Officer is appointed. The role can be terminated by either yourself or WPCS on thirty days notice. I have enclosed an updated indemnification agreement that will cover your role as director and Interim Chief Executive Officer which will be countersigned by the current WPCS Chairman of Board. WPCS will be increasing its directors and officer’s policy to $3 million within the next sixty days. Your primary focus will be as follows.

•	Assist WPCS in obtaining additional working capital in the near future by compelling the current bondholders to convert some or all of the company’s debt to equity.
•	Divesting certain operation centers and concluding a strategic alternatives effort that can result in the merger of WPCS with another company.
•	Assist the management team in maintaining effective operations.

It is understood that you will act as an independent consultant and that you will commit to a minimum of twenty hours a week in your role as Interim Chief Executive Officer. If you are required to commit more time, the Executive Committee will consider additional compensation on mutually agreeable parameters. Your compensation parameters for now will be as follows:

•	A monthly consulting fee of $10,833 paid within five days upon the submission of an invoice from you to WPCS for each month as Interim Chief Executive Officer.
•	Upon approval of a new employee, director and officer stock option plan, you will be awarded, as a director, a grant to acquire 30,000 shares of WPCS stock vesting immediately. It is our intent to submit a proxy ballot for the approval of the new stock option plan and certain other items by the end of August 2013. Upon approval, your allocation, along with an allocation for our other directors will be made.
•	During your term as Interim Chief Executive Officer, other than a divestiture of operation centers, should WPCS conclude a merger or be acquired by another entity, you will be eligible for a discretionary bonus to be decided upon by the Executive Committee for all directors and to be paid within thirty days after the conclusion of such event.
•	You will be reimbursed for any business expenses that are approved by the WPCS Finance Department upon your submission of documentation and receipts when appropriate.

If you wish to accept the role, please sign and return this offer letter along with the signed indemnification agreement.

Respectfully,	Signed & Accepted

Charles Benton	Sebastian Giordano
Chairman of the Executive Committee
WPCS International Incorporated